EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements and financial statement schedules of The Allstate Corporation and management’s report on the effectiveness of internal control over financial reporting dated February 21, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in The Allstate Corporation’s method of accounting for defined pension and other postretirement plans in 2006 and method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004) appearing in the Annual Report on Form 10-K of The Allstate Corporation for the year ended December 31, 2006 and our report relating to the financial statements of The Savings and Profit Sharing Fund of Allstate Employees dated June 8, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retroactive adoption of Financial Accounting Standards Board Staff Position AAG INV-1 and SOP 94-4-1 for the years ended December 31, 2006 and 2005) appearing in the Annual Report on Form 11-K of The Savings and Profit Sharing Fund of Allstate Employees for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP

Chicago, Illinois
July 17, 2007